Exhibit 99.2

MANAGEMENT DISCUSSION SECTION

Operator: Ladies and gentlemen, thank you for standing by; and welcome to the WMS Industries 2nd quarter Fiscal 2010 conference call. During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question-and-answer session. As a reminder, today’s conference call on January 26, 2010, is being recorded. I would now like to turn the call over to Bill Pfund, Vice President of Investor Relations for WMS Industries. Please go ahead sir.

William Pfund, Vice President, Investor Relations

Thank you Benjamin. Good afternoon and welcome to WMS Industries’ conference call to discuss our Fiscal 2010 Second Quarter results. With me are Brian Gamache, Chairman and Chief Executive Officer and Scott Schweinfurth, Executive Vice President, Chief Financial Officer and Treasurer. Orrin Edidin, our President, is in London this week heading our presence at the International Gaming Expo trade show, or IGE, perhaps better known under its former acronym of ICE. Although it has already been a long day for him, he’s joining us to share his perspective on the show and answer questions following our prepared remarks.

First, let me review our safe harbor language. Our call today contains forward-looking statements concerning the outlook for WMS and future business conditions. These statements are based on currently available information and involve certain risks and uncertainties. The Company’s actual results may differ materially from those anticipated in the forward-looking statements depending on the factors described under “Item 1. Business – Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2009, and in our more recent reports filed with the SEC. The forward-looking statements made on this call and web cast, the archived version of the web cast, and in any transcripts of this call are only made as of this date, January 26, 2010.

Now let me turn the call over to Brian.

Brian R. Gamache, Chairman and Chief Executive Officer

Thank you, Bill and good afternoon everyone.

Today, we reported our best-ever financial results for a December quarter. This represents the 6th consecutive December quarter that we’ve delivered significantly stronger year-over-year operating and financial performance, which started in December 2003 with the launch of our original Bluebird® gaming machine. We also have achieved meaningful higher year-over-year company performance in each quarter during a challenging calendar 2009 — the only one amongst our competitive set to do so — and we accomplished this despite our customers’ constrained capital budgets and the impact of the economy on consumer discretionary spending. These record results are due to the collective and unselfish contribution, passion and talent of our entire organization. Our people and our culture of innovation are the very foundation of our ability to consistently grow the company and to overcome difficult challenges. It is this strength and consistency that bode well for our continued near- and long-term success.

In the December 2009 quarter, our total revenue was at the high-end of our guidance and increased 6% over the prior year. Our operating income, reflecting the benefit of ongoing continuous improvement initiatives, grew a robust 30%. As a result, our diluted earnings per share increased to 44¢ from 41¢ last year. Recall that last year’s results included two unusual items – a 5¢ per share benefit from the settlement of trademark litigation and an additional 2¢ benefit from the retroactive reinstatement of the federal R&D tax credit. We achieved excellent operating leverage on our increase in revenues as improved gross margins and relatively flat operating expenses resulted in a $9.2 million increase in operating income on a $10.5 million increase in revenues. Pretty good flow through.

Importantly, our strong operating execution favorably positions the Company for future sustainable growth. We continue to focus on investments in R&D initiatives to support a steady flow of innovative, new products and to expand our distribution channels. The high return we continue to achieve on the innovative products we’ve already commercialized demonstrates the success of our past R&D spending. Our current spending on R&D projects supports the development of innovative products in our future vision. While we further ramp up our company-wide innovation efforts for games, products, systems and form factors, we are also simultaneously expanding the global distribution channels for our products – thus leveraging our R&D efforts across more opportunities and providing new sources of revenues that complement our existing global growth potential.

We continue to experience steady demand for our premium-featured, Bluebird2 platform, launched commercially just over a year ago. This strong preference, along with the enthusiastic customer response to our new products at G2E® last November has solidified our belief that we remain at the forefront of product innovation, while providing further visibility that we are on track to achieve continued revenue growth. We are quite pleased to note that once again – as in four of our last five quarters – we believe we’ve had the leading ship share of unit replacement sales, with our North American replacement sales increasing 10% year over year; and 33% sequentially over the September 2009 quarter. And, we continue to generate growth in our participation business, reflecting the strength of our growing installed base of Wide-Area Progressive games in spite of the weakened economy and lower gaming revenue in several markets.

In the December quarter, we returned value to shareholders by reinvesting $15 million in WMS through share repurchases. We also improved the strength of our already pristine balance sheet with the conversion of another $25 million of convertible debt into equity. As such, at quarter-end, we had less than $10 million of debt, and a total cash balance of $159 million, and we have a current market cap of approximately $2.5 billion.

As a result of the Company’s record first-half results, the positive response by customers to our products at both G2E and initially this week at ICE and our expectations for achieving continuous improvements in our operations, we increased the low- and high-end of our annual revenue guidance to a new range of $765-to-$785 million and because of the strong operating performance in the first half of fiscal 2010 and our expectations for continued operating improvement in the second half, we anticipate to be at slightly above the top end of our fiscal 2010 operating margin guidance of 20.5%-to-21.0%. Our team continues to be committed to providing enhanced value for shareholders.

Now let me turn the call over to Orrin who, as Bill mentioned, is in London heading our team at the International Gaming Expo. Orrin?

Orrin J. Edidin, President

Thanks Brian, and let me add my best wishes from here in London.

Today was the first day of the International Gaming Expo, and I am pleased to report that activity at our booth was “quite brisk” – to borrow a local phrase. Customer response to our product portfolio is very favorable, and in fact, very similar to the terrific response we generated at G2E in November for our new products. In particular, THE LORD OF THE RINGS™, THE PRICE IS RIGHT™, MONOPOLY™ – Advance to Boardwalk™, Goldfish®2 and our portal applications – from our UltraHit Progressive family to the MetaScreen family of applications on our new Bluebird xD platform - look to be sure winners. And, speaking of the new Bluebird xD platform, the customer response has exceeded our expectations. When this gaming machine receives regulatory approval, with a commercial launch expected in the June quarter, we believe it should prove instrumental in keeping our momentum strong for increasing our market share based upon the high player preference and earnings performance being achieved at our beta test site.

Here in London, this show is much more targeted to our global, non-North American customers; and one of the highlights this week is the introduction of our Helios platform with an array of great game content. This platform is a value-priced complement to our premium Bluebird platform and provides a product at a price point that will open select new markets for WMS. I am pleased to note positive customer response to our value-packed Helios platform – as well as to our premium-featured Bluebird2 platform, even in more traditional price-sensitive international markets.

In addition, another favorable factor arising from our recent discussions with casino operators here is that the improved economic environment in Europe seems to be translating into an increased sentiment toward expanding their capital budgets. This is similar to what we are hearing from our North American customers. So, overall, I am very pleased with the results from the first day of the show.

We are also encouraged by the progress being achieved in the opening of the VLT opportunity in Italy. We expect to begin our first technical testing with a concessionaire in the coming weeks, and are in discussions with several other concessionaires that are likely to lead to additional technical trials. Because of our efforts previously directed at entering Class 2 markets through our work with Blueberi Technologies, we are in a favorable position to tap the emerging Italian VLT opportunity. Our initial assessment is that the market is likely to focus on a lease rather than for-sale pricing model, due to the heavy upfront capital contributions required of the concessionaires before they even place their first gaming machines. Much effort is still needed before the first products are placed, which is anticipated to start this summer, and will keep you updated on our progress.

Another meaningful development is our progress in entering the large Australian market. We completed the second of the two-required field trials in New South Wales in early January, and our application for approval is on the agenda this week for consideration by the regulators. We believe our field trials successfully demonstrated the appropriate functionality and thus we continue to expect that we will be able to begin the commercial launch in the back half of our fiscal year. As we demonstrate the player appeal and earnings performance to a greater number of club operators, we anticipate shipments will ramp in the June quarter and continue thereafter. As many of you know, this market has experienced a slower replacement cycle than in North America for many years; but our research and the results from our initial test site indicate that with the introduction of our innovative video content on our unique Bluebird2 gaming machines, we believe we should have an opportunity to capture growing share in this very large market.

Through these two important new market opportunities, coupled with ongoing success in Mexico and other international jurisdictions, plus the launch of our Helios gaming cabinet, we expect to continue to expand our global presence and achieve further growth.

As you all know, MGM’s massive City Center project opened in December with the Aria Hotel and Casino being the first casino floor to open with networked gaming capabilities. With WMS having captured approximately 23% initial floor share, Aria Casino represents the largest floor allocation for WMS on any opening of a Strip property. A portion of our gaming machines have been interoperable with the networked system since the opening, and we look forward to Nevada regulators approving connectivity to the networked system for the remainder of our gaming machines in the near term.

The opening of Aria is the next step along an evolutionary path that we believe will be an ongoing and truly game-changing transition in coming quarters and years that plays well to our strengths in developing and deploying forward-looking technologies married with our innovative content. Because regulators’ focus was on getting the casino opened, the initial networked functionality was, as expected, rather limited. In coming quarters, we expect to see additional functionality added, including the introduction of our first Portal Gaming application – the UltraHit Progressive family of applications.

The true significance of this opening is the important step it represents in our industry’s transition to an open technology and interoperability, a vision and position we have been pursuing and advocating for years through the development of WAGE-NET® and the applications that we expect to run across the interoperable networked gaming systems. The commercial version of WAGE-NET is presently in several regulatory labs and on trial on multiple casino floors. As we receive regulatory approval for WAGE-NET and our initial Portal Applications in the coming months and quarters, we expect to benefit from the roll-out of our networked gaming strategy in numerous regional and tribal casinos across the country.

Now let me turn the call over to Scott to provide his perspective on our financial results. Scott?

Scott D. Schweinfurth, Executive Vice President, Chief Financial Officer, and Treasurer

Thanks Orrin and good afternoon everyone.

Our record financial results are again attributable to our steady focus and continued successful execution against the five key operating priorities we have previously reviewed. I’ll focus my comments today on a few of our key performance metrics for the December 2009 quarter and record results for the first six months of Fiscal 2010.

First: Gaming operations revenues increased 20%, reflecting a 13% year-over-year increase in the average daily revenue per unit to $75.23 and a 9% increase in the average installed participation footprint to a record 10,357 units. We have achieved a constructive balance of remaining highly disciplined in our deployment of capital and the roll-out of new products during the last three years, while increasing our total footprint by 40% from December 31, 2006. Importantly, and reflecting our company-wide focus on delivering new, dynamic player entertainment experiences, our average daily revenue has increased 35% during this same 3-year period. The most important factor in this daily revenue growth has been the expansion of our installed base of high-performing WAP units, which is up 50% from a year ago and now comprises 30% of our installed base mix compared with 21% a year ago. With the upcoming roll-out in the March and June quarters of The Price is Right™ and The Wizard of Oz™ – Ruby Slippers™, we expect continued momentum in growing our total footprint and the WAP installed base. As a result, we are on track to achieve our guidance range for the average installed participation footprint for fiscal 2010. With average daily revenue of $76.23 for the first six months of fiscal 2010, or 13% higher than the comparable year-ago period, we are pacing well ahead of the high-end of our expectations for annual average revenue per day. Supported by the high mix of WAP units and typical seasonal influences that generally favorably impact the March and June quarters – we expect to remain above the high-end of our average revenue per day guidance and record further modest gains throughout the balance of fiscal 2010.

Second: Reflecting the continued higher-than-expected demand for our premium-featured, networked-ready Bluebird2 gaming machines, which represented 82% of total global new units shipped in the December 2009 quarter, we achieved another record average selling price of $15,428 in the December 2009 quarter. For the first six months, the $15,270 average selling price per unit exceeds the high-end of our annual guidance. With the continued strong performance of our Bluebird2 gaming machines and the positive response by customers to the new Bluebird xD gaming machines, which will carry a premium price when launched this spring, we expect the upward trend in ASPs will continue. I’d note that the expected future ASP increase will be partially mitigated, particularly in the current quarter, by the introduction of the value-priced Helios gaming machines and the launch of products in Australia through a distributor. These new-to-WMS market initiatives, coupled with the growing success of our new Class 2 products, are providing incremental sales albeit at lower average selling prices than the standard Bluebird2 gaming machines. However, on an overall basis we expect the average selling price to continue to remain above the high-end of our guidance of $15,000 per unit through the second half of our fiscal year.

Customers continue to indicate their expectation for higher calendar 2010 capital budgets, which would drive improvements in the replacement cycle throughout calendar 2010, an expectation we first communicated to you last August. The improving trend in the replacement cycle is likely to offset the lower number of units we expect from new casino openings and major expansions compared to calendar 2009. Specifically, we expect WMS’ new unit volumes to increase year-over-year in the March quarter and further ramp upwards in the June quarter, reflecting 1) incremental and growing volume from distribution to new markets for WMS, such as Mexico, Class 2 Australia and the launch of the Bluebird xD and Helios gaming cabinets, 2) further growth to our ship share, and 3) the improving replacement cycle. Reflecting this improving trend for the second half of fiscal 2010, but also the slower pace of unit sales in the first half of the year, we expect unit volumes to be at or just below the low-end of our annual guidance for unit sales while average selling prices will exceed the higherend of our guidance.

Third, our margins continue to show steady year-over-year progress with total gross margin at 62.5% in the December quarter, up 110 basis points, aided in part by a higher percentage of gaming operations revenues and higher gross margins in product sales. Demonstrating the ongoing benefits from our continuous improvement and strategic sourcing initiatives that our team has and continues to successfully implement, our product sales gross margin in the December 2009 quarter increased to 50.9% from 50.3% a year ago, despite the impact from a higher volume of lower-margin used gaming machines – primarily competitor products taken as trade-ins – coupled with lower sales of high-margin game conversion kits and new unit sales into new distribution channels with lower initial average gross margins, partially offset by lower inventory write-down charges. Our operating margin expanded once again, this time by 390 basis points to 20.9%, and we are on track to achieve further improvement. Our progress in improving margins is notable, as it provides the means to continue to aggressively support R&D initiatives that fuel our powerful innovation engine.

Based on positive customer feedback, we returned from G2E with an accelerated development program for certain R&D projects, including a ramp up in the March quarter. As a result, we expect our fiscal 2010 R&D expense will run slightly higher than originally targeted, which will result in R&D expenses in a range of 14%-to-15% of total revenues for the full year. However, even with this accelerated support of our future growth initiatives, largely due to the higher margins from our gaming operations business fueling a larger-than-expected mix of total revenues, we also expect our annual operating margin to be at or slightly above the high end of our original guidance of a range of 20.5%-to-21.0% for the full year.

With continued revenue growth and margin improvement, we drove strong cash flow, while continuing to support select customers with extended-term financing options. For the December 2009 quarter, our net cash provided by operating activities was $47 million, a meaningful improvement from the September 2009 quarter and only modestly below the $53 million provided in the December 2008 quarter, despite the increase in operating assets and liabilities from higher customer financing and the advance purchase of computer chips.

Cash flows from investing activities remained essentially flat year over year, even as we continued to grow our gaming operations business and invest in future growth. I would note that in future quarters, we may see an upward bias in addition to gaming operations capital spending, as we roll out the first Bluebird2 participation gaming machines and pursue attractive expansion opportunities to invest our capital in the Italian VLT business.

As noted in the press release, we repurchased a total of 367,760 shares for approximately $15 million in the December quarter at an average price of $40.78. Since we began our repurchase program, we have acquired approximately 8.6 million shares at a cost of $143 million, or an average price of just $16.69 per share. Opportunistic share repurchases remain an attractive use of funds for WMS, and we have approximately $135 million remaining for share repurchases under our current authorization.

Let me call your attention to a couple of items on the balance sheet – which continues to be in excellent shape. Our total cash, cash equivalents and restricted cash amounted to $159 million at December 31, 2009, an increase of $4 million from September 30, 2009, and an increase of $24 million over December 31, 2008.

Total accounts and notes receivable at December 31, 2009 are $267 million compared to $255 million at September 30, 2009. The $12 million quarterly sequential increase occurred while revenues increased $24 million on a quarterly sequential basis from the September 2009 quarter. The trend in notes receivable longer than 12 months continues to decline, as the amount of long-term notes receivable at December 31, 2009 was $39 million, down from September 30, 2009 and essentially flat with June 30, 2009. We view this trend toward shorter terms as an overall positive, although we are still above our normal mix of payment terms. Overall days sales outstanding on total accounts and notes receivable was 111 days at December 31, 2009, down 8 days from 119 days at June 30, 2009; and importantly the percentage of receivables that are current was at an all-time high at December 31, 2009.

As that trend demonstrates and from customer discussions regarding their purchase plans for calendar 2010, we believe that over time fewer customers will choose extended-term financing. As you probably know, many casino customers over the past year have improved their financial position and have better access to alternative financing options. As they step up their purchase volumes, we expect them to be reluctant to pass up the larger discounts available with shorter payment terms.

Reflecting the final payment of an advance buy of a specific computer chip, which amounted to $9 million in the quarter and $18 million in the first six months of fiscal 2010, inventory was $57 million compared to $49 million a year ago. Even with this increase, our inventory turns at December 31, 2009 were a healthy 4.0x.

As previously reported, in October 2009 we early induced another $25.7 million of our convertible debt into common stock leaving us with only $9.9 million of remaining convertible debt that we expect will convert into equity upon maturity in July 2010. The inducement charge for the quarter coupled with the related write-off of deferred financing costs was $0.4 million pre-tax in the December quarter and $1.4 million pre-tax for the first six months of fiscal 2010. These charges were less than the present value of the remaining interest payments, and thus represent an attractive cash savings through maturity.

I’ll now turn the call back to Brian for his closing comments.

Brian R. Gamache, Chairman and Chief Executive Officer

Thanks Scott.

From our first 6 months results and our commentary today, it should be clear that Fiscal 2010 is off to a solid start; and that we have the appropriate strategies, products and personnel to extend our growth. The fiscal year is turning out largely as we had projected on our August conference call – with a slower start to our first half being followed by an up-tick in the back half of our fiscal year, which is consistent with the trends over the last several years. Simply put, we are optimistic about our opportunities for further growth and operating improvements. With record 6 month results in hand and a solid outlook for the remainder of the fiscal year, we have increased the bottom- and top-end of our revenue guidance to a new range of $765 million to $785 million. We also increased our expectation for improving operating margin to be at the top end or slightly above guidance range of 20.5%-to-21.0%, even as we now expect higher R&D spending to further support our innovation-driven growth model.

Additionally, we initiated revenue guidance for the March quarter of $195-to-$205 million, which represents year-over-year revenue growth of 8%-to-13% and, of course, expected acceleration over what we’ve achieved thus far in fiscal 2010. Our third quarter revenue guidance also implies a fourth quarter revenue range of $216 million to $226 million, representing year-over-year growth of 10%-to-15%, which is a further acceleration in revenue growth based upon the timing of the commercial launch and ramp of Australian, Class 2 and Helios unit sales and the very strong customer response to the Bluebird xD cabinet. Our revenue guidance reflects our realistic assessment based on the visibility we have for existing organic growth trends, as well as our sensitivity for typical favorable seasonal influences on both average daily revenue in our gaming operations business and unit sales demands by our customers.

With the economy stronger and our customers’ capital budgets for calendar 2010 increasing over calendar 2009; we have established realistic expectations for the near-term revenue growth. Our established product excellence continues to drive market share, average selling price and revenue per day increases, which will be complemented by an overall improved replacement cycle, new distribution channels, benefits from our focus and past investment in networked gaming solutions and an expanding number of global markets to provide us with new revenue and profit sources in the near-term and beyond.

As we look to the remainder of Fiscal 2010 and into Fiscal 2011 – the start of which is less than six months away, we are optimistic about the substantial opportunities unique to WMS which fuel our prospects for continued profitable growth, as well as general industry opportunities. In North America, new jurisdictional opportunities that are already on a solid path forward, such as Ohio and the addition of VLTs in Illinois, and the prospects for additional new jurisdictions like Massachusetts, provide meaningful opportunities for new unit growth. In Illinois, while licensing the extensive number of operators and site owners of the VLTs will take time, we continue to move business forward. Just recently, we and Betson Midwest – who will be our distributor here in Illinois – held an open house at our Waukegan headquarters for potential operators. We had over 100 amusement operators from all over the state visit us, and the feedback was very positive. Our rich history and legacy as the leading pinball company in the amusement industry provides us an incredible awareness factor and reputational advantage. That advantage is multiplied further by our strong recognition as a leader in the gaming innovation and video gaming machines, and our home field advantage to work directly with our distributor and the operators to find the best solutions. On a global scale, new jurisdictions – such as the Italian VLT opportunity – and our opportunity to build a strong presence in Australia offer significant near- to intermediate-term growth potential; while the expansion of gaming taking place around the world and the longer-term prospects for truly major new markets to emerge such as Brazil, Greece and Japan, provide exciting opportunities for the industry and place us at the threshold of a renaissance period aswe look forward to 2011 and 2012.

Now, we will be happy to take your questions. Operator?

QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] One moment please for our first question. Our first question comes from the line of Steven Kent with Goldman Sachs. Please go ahead.

<Q – Steven Kent>: Hi Brian, can you – can you hear me?

<A – Brian Gamache>: Yes, I can Steve.

<Q – Steven Kent>: Okay. Just a couple of questions. First off, could you just comment a little bit about your home state of Illinois, and sort of your opportunity there? Also your strategy for online gaming in the UK, if you could expand a little bit more on that? And then maybe most importantly, wide area progressive opportunities, it sounds like you’re making significant traction there. Do you think that this is an industry wide phenomenon where the operators maybe are more receptive to participation games or is it something that is also combined with just some winning product that you seem to have right now?

<A – Brian Gamache>: Okay, let me go to the Illinois question first. We have a very strong presence here in Illinois. We have a very strong brand recognition here, Steve, and the customers know us from our Williams Pinball days and have had a strong, rich relationship with the company in years past, and we’ve aligned what we think are one of the premier distributors in the country, and that’s Betson who have previous gaming experience in Pennsylvania and have proven to be a great partner of ours, and we look forward to working with them to come in here and blanket the market. And we would be very disappointed if we didn’t do even better than we’ve done in North America in market share in total. So we’re very excited about that. We think it’s going to be a great opportunity for the company and we look for that to start kicking in around Q2 of next year, sometime in the fall horizon, god willing.

Online, we’ve been planning for our online strategies now for quite some time. We took network enabled products to market back in ‘06 with our first MONOPOLY Big Event game, you recall, and then in ‘09 we talked about the Casino Evolved, and all along we’ve been talking about the third step of that is to really transcend the four walls of a casino, and we have an online gaming strategy, which is our jackpotparty.com that we’ve talked about in the last few days, and then we have an online gaming initiative, which is basically Players Life, the web services that we’ve talked about at G2E and that’s really our online gaming brand here. It’s not a gambling mechanism but it’s really a brand to build affinity for WMS brands, and deepens the casino and player relationship here in the United States.

So as far as our U.K. initiative, we’ve been investing in that now for the past few years. Richard Schwartz and his team have put together a terrific business model. We’ve licensed and developed technology that we’re very proud of and we’ll be taking this out some time in the fall of 2010. I would not look for that to be accretive for probably a year thereafter to get ramped up and operating efficiently but this is going to be a business that’s going to grow and prosper over time, and I think the investments and the time and effort we’ve taken to build this platform is going to pay huge dividends for our shareholders going forward.

And as far as the WAP, we’ve had great success in the WAP. It’s really due to innovation and differentiation. I don’t think that the WAP footprint is growing per se, but I think our share of that footprint is growing dramatically and as Scott mentioned in his remarks we have several significant products coming out in the second half of the year, whether it be the WIZARD OF OZ Ruby Slippers, THE PRICE IS RIGHT, MONOPOLY Advance to Boardwalk, and then down the road in Q4 the LORD OF THE RINGS, which we believe has a chance to be the best game we’ve ever rolled out, which is setting the bar pretty high, but we have great hopes that that footprint will continue to grow and be refreshed and continue to have great yield opportunities for us as well.

<Q – Steven Kent>: And Scott, because what – your comment about balance sheets improving broadly for casinos, it sounds like they’re more likely – they’re just as likely to purchase, and they won’t need participation games or wide area progressive in order to sort of backward fund getting more machines out on to the floor. It’s just simply the quality of the machines that seems to be doing it rather than a financial decision.

<A – Brian Gamache>: I think it’s the quality of the coin-in, and if the games can drive coin-in, Steve, the customers don’t mind putting them on their floor. I don’t think – it’s really two different issues. To Scott’s point, I think we’ve seen a decrease in the financing recently because they have to give up a discount, and they have to pay interest. And if they can do it more efficiently with their sources of capital it’s probably a better situation that they buy the games outright and not finance them. So it’s really two different issues. I think we have a hot hand in the participation business and we have customers that are healthier today and therefore don’t mind paying for the games outright.

<Q – Steven Kent>: Okay, thanks very much.

Operator: Our next question comes from the line of David Katz with Oppenheimer Capital. Please go ahead.

<Q – David Katz>: Hi, afternoon.

<A – Brian Gamache>: Hey, David.

<A – Scott Schweinfurth>: Hey, David.

<Q – David Katz>: I know Scott gave some commentary about the international markets. But one of the challenges we always face is evaluating sort of how pricing and profitability are going to evolve in places like Australia and Europe, and South America and other areas around. And so, we look at our model and try and decide if our – how we feel about our numbers and it’s obviously a little harder. So, is there anything else that you can share to that end with – particularly what’s embedded in your guidance for the remainder of this year? And then I just have one other quick follow-up.

<A – Brian Gamache>: Well we don’t have the same models that some of our competitors do, David, in the fact that we don’t have the Pachislo, Pachinko business, so we don’t have the AWP business. The majority of our units that we sell internationally are a similar price point margin to what we get here in North America. That being said there are going to be opportunities down the road for us to enter markets that offer that opportunity.

<A – Scott Schweinfurth>: Well we have a couple of things that are, let’s say, happening in the second half of the year. We have the launch of the Helios platform, which we’ve set as a value price platform, so relative to ASP’s it will have a, let’s say, downward impact on that, and then secondly, but as on a -

<A – Brian Gamache>: Margin.

<A – Scott Schweinfurth>: On a gross margin percentage basis the target is launching that at something that’s pretty similar to what we’ve achieved for our other products. The other thing that will be occurring is our entrance into the Australian market. As you know, we’re doing that through a distributor, and with a distributor, they too are in the business for profit so – because of the volume they’ll be purchasing they’ll get a little bit lower ASP’s that will have an impact on ASP and they’ll get a little bit – the margin will be a little bit pinched on that, but none of that is going to have a, let’s say, an overall impact on the guidance numbers that we provided -

<A – Brian Gamache>: Right.

<A – Scott Schweinfurth>: And that’s what I was -

<A – Brian Gamache>: This is all baked into the guidance that we gave Friday, David. And in fact, that 82% of our games shipped in Q2 were BLUEBIRD2 I think bodes well for the second half of the year. That’s only going to grow from there.

<Q – David Katz>: Right. Now one more if I may just follow that up. You made some commentary earlier about Italy and I guess it’s reasonable to expect that that’s going to be part of the game-op segment, and if you could, to the degree that you can talk about what a reasonable expectation is, as to what that would do to your – to the yield on your installed base? Is that something that would create some downward pressure on it, or – right? I mean we don’t have that much of a sense of what a good win per day in Italy really is.

<A – Scott Schweinfurth>: Right. So David we’ve kept our participation installed base pure to only have participation games in it. The games that will be going into Italy would be games that we would otherwise sell outright to customers. So, they’re our for sale product. So, it’s likely that those games are going to appear, and those revenues will appear, in the Other Gaming Operations line item rather than be included in the participation installed base, and then in the average rate because they aren’t participation games, they’re just straight leases.

<Q – David Katz>: Perfect. And so, if assuming I did hear some of Orrin’s comments, and it was in and out a bit. Assuming that all the testing goes well, when would those – that unit opportunity be falling out on the calendar?

<A – Scott Schweinfurth>: Yeah, I think the regulator in Italy has a fairly aggressive schedule to try and get some of these units in during the June 2010 quarter, but we still have to go – the concessionaires and suppliers have to go through a bit of testing before then. So, I would think hopefully by summer of this year you’d start to see some movement forward. But we’ll keep you apprised of where we are getting to with that particular testing. And remember, again, because these are going to be leased units, even if we’re placing the units, we’re going to be getting a daily rate, and so it’s not going to have some sort of huge immediate impact, as a result of that.

<A – Brian Gamache>: It will be a mix of new and used product over there, too, I would imagine, Scott.

<A – Scott Schweinfurth>: Yeah.

<Q – David Katz>: Okay.

<A – Orrin Edidin>: And David, I think you can look forward to Australia coming online before Italy. So, we’ll have those approvals in hand sooner.

<Q – David Katz>: Right. Thanks so much.

Operator: Our next question comes from the line of Steve Altebrando with Sidoti & Company. Please go ahead.

<Q – Stephen Altebrando>: Hi guys. How are you?

<A – Brian Gamache>: Good, Steve.

<A – Scott Schweinfurth>: Good, Steve.

<Q – Stephen Altebrando>: Your – the market share in the quarter; it looks like you’re nearing basically 30% and it looks like a lot of it’s coming from replacements. Is that a level that you guys think is sustainable?

<A – Brian Gamache>: Yeah, We would hope so. We’ve said previously that we would be disappointed if we couldn’t get above that 30% replacement share. We think we did very well for the quarter, but until everybody reports we’re not going to know. I believe that if – we did compare favorably to our biggest competitor who announced last week, but until the others report, we won’t know exactly what our share is, but we’re guessing it’s in the low 30s.

<Q – Stephen Altebrando>: Okay. And then the margins in the game ops, I assume most of the sequential shift is due to mix, but there wasn’t – it wasn’t that significant of a mix. Was there any jackpot issues in the quarter?

<A – Scott Schweinfurth>: Yeah, it was mixed with the increase in the WAP units in the installed base, coupled with a little bit unfavorable jackpot experience just based upon what hit during the quarter. And I think – I think there was also an impact with a little bit lower higher margin royalty revenue in that in the quarter.

<Q – Stephen Altebrando>: Okay, thanks guys.

Operator: Our next question comes from the line of Carlo Santarelli with JPMorgan. Please go ahead.

<Q – Carlo Santarelli>: Hey, guys.

<A – Brian Gamache>: Hi, Carlo.

<Q – Carlo Santarelli>: I just had a quick one. The – obviously with the growth in your average sales price in the period of 13%, I guess from looking at your margins and product sales I would have expected maybe a little bit more on that line just on the margin. Is there any color you guys could give around that, and maybe where – we should be thinking about the back half of the year on a product sales margin basis? Thanks.

<A – Brian Gamache>: Again, I think that we’ve talked about a higher number of used games for the quarter and a lower amount of conversions in part sales, which are typically a higher margin. So, it’s combination – it’s really a mix of business issue, Carlo, and for the second half of the year, yes, you should look at additional volume – would creep up to the call it mid-50s range would be our goal.

<Q – Carlo Santarelli>: Okay. Thanks a lot.

Operator: Our next question comes from the line of David Bain with Sterne Agee. Please go ahead.

<Q – David Bain>: Great. Thanks. Last quarter you guys commented on WIZARD OF OZ specifically as it’s related to guidance, and I was just wondering adjusted for seasonality in your view if win per day from that game was in your view stable in December retracing a little bit ahead of any refresher title, or really any other thoughts specifically related to WIZARD OF OZ?

<A – Brian Gamache>: WIZARD OF OZ continues to hold up very well. Again, the sequential – Q2 was our sequential slowest quarter of the year for our gaming ops. Q1 is our slowest quarter of the year for unit sales. So, I think all in all when you look at the overall 13% increase in our daily yield, it did hold up well. We have seen a slight degradation in the past quarter, but nothing that alarms us. The game has been out there for quite a while now and it’s still holding up and is amongst the top performing games still in the floor today. So, we believe that the game has plenty of legs. We think that Ruby Slippers is going to be a great addition to that family of product. It should be accretive according to our gaming operations team, so that would be a wonderful thing, and so, yes, we think its got lots of legs still.

<Q – David Bain>: Okay, great. Thank you.

Operator: [Operator Instructions] And our next question comes from the line of Todd Eilers with Roth Capital Partners. Please go ahead.

<Q – Todd Eilers>: Good afternoon.

<A – Scott Schweinfurth>: Hi, Todd.

<Q – Todd Eilers>: I’m wondering if you guys could maybe give us an update on how your class two expansion is going, maybe what markets are you guys now selling units into, maybe how many units were reflected in your overall shipments for the quarter, and then maybe any lessons learned since you’ve entered those markets?

<A – Brian Gamache>: Yes. We’ve shipped call it a few hundred games up to Washington state thus far. We’ve sent some down to the tribal gaming in Alabama, but nothing else. We’ve got some in Oklahoma. It’s going slower than we’d hoped at this point, and it’s going to ramp up sequentially in the Q3/Q4 timeframe, where we’ve got some very nice orders online here. So, yes, it’s going well, a little bit slower than we’d like, but we should see an uptick here in the second half along with the other initiatives.

<Q – Todd Eilers>: And are you guys predominantly selling units still for the class twos or are you are also doing some rev share?

<A – Brian Gamache>: We’ll consider a rev share, but right now the priority is the for sales model.

<Q – Todd Eilers>: Okay, perfect. Thanks guys.

Operator: Our next question comes from the line of Joe Greff with JPMorgan. Please go ahead.

<Q – Joseph Greff>: Good morning guys, or good afternoon guys.

<A – Brian Gamache>: Hi Joe.

<Q – Joseph Greff>: Sorry, I’m on the road, and you may have mentioned this before, but Brian I heard you mention, or speak optimistically about LORD OF THE RINGS. Can you talk about when that’s going to be released, and is the strategy there really to replace WIZARD OF OZ, or how do you think that plays out? And then a question for you Scott, I don’t know if you talked about it, but I’m looking on my BlackBerry the cash flows from operating activities, so hopefully this is the right number I’m looking at. But I see for the six-month period that the change in operating assets and liabilities is a big negative number. Can you just talk about what that really is? Thank you.

<A – Brian Gamache>: Okay, first of all LORD OF THE RINGS, Joe, is coming out in the June/July timeframe. It probably will get out in Q4, but not enough to make an impact on our Q4. We do have a lot of customers that are anxious to purchase those – I mean to write those orders, and so we have great expectations that this could be another hit on our hands. So, the focus group testing, the G2E response and the ICE response has been very encouraging and we think this is going to be along the lines of a WIZARD OF OZ potentially. So, we’ve got great – we think it’s the best game we’ve ever done, but time will certainly tell. Scott, you want to handle the?

<A – Scott Schweinfurth>: Yeah, and then on the change in operating assets and liabilities. That big negative number shows almost all of that occurred during the September quarter, and for the December quarter I think it was five to seven million dollars that was a negative. And most of the increase comes from receivables – total receivables continuing to increase.

Payables and accrued liabilities have actually decreased since June 30, as is typically the trend. And inventories have increased by about 14 million since the end of the year mostly because of this advanced purchase of computer chips that we did. And then we also had some other assets, mostly royalty agreements, that we entered in to that were greater and caused some drag. So I think the thing that we’re trying to point out in the prepared remarks is that for the second quarter the cash flow from operating activities with the positive $47 million, just found $6 million from the prior year comparable period. So, we’re hopeful most of the, let’s say, the drag is behind us.

<Q – Joseph Greff>: Great, thank you.

Operator: [Operator Instructions] And our next question -

<A – Brian Gamache>: Benjamin, we’ll take one more question if that’s okay.

Operator: Excellent. And our last question comes from the line of Dennis Forst with KeyBanc. Please go ahead.

<Q – Dennis Forst>: Yes, thank you very much. Under the wire, I had two questions. First, I’m trying to get my arms around the guidance for the third quarter revenues, the 100 – what was it? 195 to 205?

<A – Brian Gamache>: 195 to 205.

<Q – Dennis Forst>: Yeah, so, which would be somewhere $10 million plus more revenue than the sequential second quarter, and I am wondering if that’s going to come from more product sales or – it doesn’t look like the installed base of participation games is going to change dramatically, and there should be a pickup I guess in the win per day on a seasonal basis, but is it going to be a combination of both of those factors -

<A – Brian Gamache>: That would be correct.

<Q – Dennis Forst>: Or, will it focus more on one than the other?

<A – Brian Gamache>: I believe it’ll be a combination of the two. It might be 60/40 in terms of product sales versus gaming ops, but it’s going to be a combination of the two. And this is – if you go back and look at our history, this is not an unusual event to happen in Q3 and Q4.

<Q – Dennis Forst>: Okay. And, am I right to assume that the number of participation games is probably going to stay relatively static and for a while it’s been somewhere around 10,300 for three quarters in a row now?

<A – Scott Schweinfurth>: Yeah, that’s true. And the guidance we actually had provided for the year was that the average for the year would be in the range of 10,000 to 10,500, and in the prepared remarks we said we’re comfortable that we’re going to achieve that range.

<Q – Dennis Forst>: Okay. That’s a pretty wide range. And is it possible to go down by the end of the year? Isn’t that highly unlikely that it would be —

<A – Brian Gamache>: No.

<Q – Dennis Forst>: Closer to 10,000 than 10.5?

<A – Brian Gamache>: It would be highly unlikely given the fact that we have such a strong product launch schedule -

<Q – Dennis Forst>: Sure.

<A – Brian Gamache>: In the second half of the year.

<Q – Dennis Forst>: Yeah, you’re already almost 10.4 -

<A – Brian Gamache>: And again – but I just want to make sure you understand in order to get – these are all planned sequences, right? You have launched themes, and you have games that are coming off, the game has a life cycle and we kind of try to mix them and match them. So we don’t have the ups and downs and the variation. So this is all as Scott said very predictable for us and it’s – we work very hard to keep that footprint somewhat consistent.

<Q – Dennis Forst>: Got you. And then my last question had to do with the depreciation in the games op division. It looks like depreciation continues to come down sequentially quarter-over-quarter for now almost 10 quarters in a row, yet the number of units installed base continues to go up. Are a lot of those games coming off depreciation and that’s why the dollars of depreciation go – come down?

<A – Brian Gamache>: That’s exactly right, and then you couple that with the game staying out longer, staying on the floor longer and having to be refreshed less – less frequently and that’s where you get the savings.

<A – Scott Schweinfurth>: Yeah if you -

<Q – Dennis Forst>: Can you remind us? Yeah, go ahead.

<A – Scott Schweinfurth>: The other thing, Dennis, would be the capital spend over that same period, and you’ll see that I think in fiscal ‘09 and fiscal ‘08 we spent about $50 million in capital and gaming ops and the two years prior to that we were closer to $75 million, so that obviously has an impact on it, too.

<Q – Dennis Forst>: Okay, yeah. Can you remind us of the depreciation terms on those participation games?

<A – Scott Schweinfurth>: Yeah. The – what we call the base unit gets depreciated to a residual value over a three year period and the top box gets depreciated to zero over a one year period.

<Q – Dennis Forst>: One year to zero and what’s the residual number typically?

<A – Scott Schweinfurth>: I don’t think we’ve disclosed that.

<Q – Dennis Forst>: Okay.

<A – Scott Schweinfurth>: It’s a relatively low amount.

<Q – Dennis Forst>: Got you. Okay, terrific. Thanks for the help.

Operator: There are no further questions at this time. I’ll now turn the call back over to you. Please continue with your presentation or closing remarks.

Brian R. Gamache, Chairman and Chief Executive Officer

Great. Thank you for joining us today. We look forward to updating you on our additional progress on our next call when we discuss March 2010 quarter results. Have a nice evening.

Operator: Ladies and gentlemen, that does conclude the conference call for today, and we thank you for your participation and ask that you please disconnect your lines.

Product names mentioned are trademarks of WMS, except for the following:

G2E is a registered trademark of the American Gaming Association and Reed Elsevier Inc. Used with permission.

MONOPOLY is a trademark of Hasbro. Used with permission. ©2010 Hasbro. All rights reserved.

THE PRICE IS RIGHT and all game elements are trademarks of FremantleMedia Operations BV. © 2010 FremantleMedia North America. All rights reserved.

THE LORD OF THE RINGS © 2010 New Line Productions, Inc. All rights reserved. The Lord of the Rings: The Fellowship of the Ring, The Lord of the Rings: The Two Towers, The Lord of the Rings: The Return of the King and the names of the characters, items, events and places therein are trademarks of The Saul Zaentz Company d/b/a Tolkien Enterprises under license to New Line Productions, Inc.

THE WIZARD OF OZ and all related characters and elements are trademarks of and © Turner Entertainment Co. (s10)